July 20, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Bell Industries, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Bell Industries, Inc. dated July 14, 2006. We agree with the statements concerning our Firm in such Form 8-K. However, we have no basis to comment as to whether a competitive bidding process was the cause of our dismissal or as to the competitive nature of the bid process.

Very truly yours,

PricewaterhouseCoopers LLP